EXHIBIT 99(a)(1)

OSG

OVERSEAS SHIPHOLDING GROUP, INC.	PRESS RELEASE

FOR IMMEDIATE RELEASE

OSG TO TENDER FOR UNITS OF OSG AMERICA IN SEPTEMBER

New York – August 27, 2009 – Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today announced that it expects to initiate its previously announced tender offer for all of the outstanding publicly held common units of OSG America L.P. (OSG America; NYSE: OSP) in September 2009. On July 29, OSG announced its intention to commence a tender offer in late August to acquire the publicly held common units of OSG America at $8.00 in cash per unit.

Notice for OSP Unitholders

OSG America unitholders and other interested parties are urged to read OSG’s tender offer statement and other relevant documents when they become available because they will contain important information. OSG America unitholders will be able to review such documents free of charge at the SEC’s web site, www.sec.gov, or from OSG’s web site, www.osg.com.

About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.

Forward-Looking Statements

This release contains forward-looking statements regarding OSG's prospects and the impact this may have on OSG and prospects of OSG’s strategy of being a market leader in the segments in which it competes. Factors, risks and uncertainties that could cause actual results to differ from the expectations reflected in these forward-looking statements are described in the OSG’s Annual Report for 2008 on Form 10-K.

Contact

Jennifer L. Schlueter, Vice President Investor Relations & Corporate Communications OSG Ship Management, Inc., at +1 212-578-1699.